EXHIBIT 99.1

 The Knot Reports Fourth Quarter and 2004 Year End Financial Results;
              Online Advertising Revenue Rose 41% in 2004

    NEW YORK--(BUSINESS WIRE)--Feb. 15, 2005--The Knot, Inc.
(OTCBB:KNOT.OB, www.theknot.com), the nation's leading wedding resource, today reported financial results for its fourth quarter and twelve months ended December 31, 2004.

    2004 Financial Performance

    For the twelve months of 2004, The Knot's net revenue rose 13% to $41.4 million from $36.7 million in 2003. The revenue growth was the result of a 41% increase from national and local online advertising programs and a 23% gain in publishing. These strong gains in The Knot's media revenue more than offset a 16% decline in merchandising revenue.
    Net income for 2004 was $1.3 million, or $0.06 per basic and $0.05 per diluted share as compared to $1.1 million and comparable per share results, respectively, in the prior year. Gross margins rose to 73% from 68% in the prior year due to a higher mix of online advertising revenues. Total operating expenses for the year, which increased to $29.1 million from $24.0 million in the prior year, reflect a non-cash gain of $1.2 million due to the settlement of a previously recorded liability with a distribution partner. In addition, operating expenses for the year include approximately $3.0 million in additional professional fees related to The Knot's current litigation with WeddingChannel.com, Inc.
    Commenting on The Knot's 2004 results, Chief Executive Officer David Liu said: "We are pleased with the strong growth in our online and offline media revenue streams during the past year. These gains on both the national and local level reflect increasing recognition of the value of The Knot's direct reach to over 1 million active members who will be planning major expenditures for weddings and honeymoons in the coming 12-18 months." Mr. Liu noted that "Since Christmas, the unofficial start of the wedding planning season, membership traffic has been strong, with an average of over 4,000 new members enrolling each day."
    In the fourth quarter of 2004, The Knot launched a new brand - The Nest - to reach newlyweds who will be buying a broad range of high ticket merchandise and services during their first two years of marriage. "Our strong financial foundation enables us to expand our core business and invest in future growth opportunities," Mr. Liu continued. At December 31, 2004, the Knot had $23.0 million in cash on its balance sheet.

    Fourth Quarter Results

    For the fourth quarter of 2004, the Company reported net revenues of $10.1 million, a 24% gain from $8.1 million in the comparable quarter of 2003. The revenue gain reflects a 40% increase in online advertising, a 23% gain in publishing and other revenue and a 4% decrease in merchandise sales. "The technology problems which impacted merchandise revenue in the past year are behind us," Mr. Liu said. "Later this quarter, we will be launching our new merchandising platform, which will make the buying process more efficient and user friendly than in the past; and we are looking forward to rebuilding our wedding supplies revenue stream."
    Gross margins rose to 79% from 74% in the prior year's fourth quarter again due to a higher mix of advertising revenues. Including approximately $1.1 million of additional professional fees related to litigation, total operating expenses for the fourth quarter increased to $7.8 million from $5.8 in the same quarter of 2003. The Knot reported net income for the fourth quarter of 2004 of $185,000, or $0.01 per basic and diluted share, compared with $284,000 or $0.01 per basic and diluted share in the comparable quarter of 2003.
    "We have built a media company around a brand that requires little to no marketing to attract a loyal audience direct to our site. Our goal is to continue to build products and services that meet the specific needs of our membership base, primarily women aged 25-40. We are taking a methodical approach to extending the life of our customers with TheKnot and TheNest; and we are broadening the complementary services we offer, most recently with our acquisition of GreatBoyfriends.com," Mr. Liu concluded.

    THE KNOT'S RECENT HIGHLIGHTS

    In January 2005, The Knot acquired the assets of GreatBoyfriends LLC (GreatBoyfriends.com and GreatGirlfriends.com). This acquisition further expands the Company's relationship with women, ages 25-40, and marks its arrival into the online personals domain. GreatBoyfriends.com and GreatGirlfriends.com are unique referral-based online dating services that offer singles access to "pre approved" potential suitors.
    In November 2004, The Knot launched The Nest, www.thenest.com, the Company's new home for newlyweds. The Nest is tailored to meet newlywed-specific needs with savvy advice and stylish ideas, personalized tools designed to assist them through the everyday challenges of married life and a community where they can continue their relationships with other "Knotties."

    CONFERENCE CALL AND WEBCAST

    The Knot will host a conference call with investors at 2:30 p.m., ET on Tuesday, February 15, 2005, to discuss its fourth quarter and year end 2004 financial results. Participants should dial in 800-638-7172 (ID# 3861716) at least 10 minutes before the call is scheduled to begin. Participants can also access the live broadcast over the Internet on the Investor Relations section of The Knot Web site, accessible at http://www.theknot.com/au_corpoverview.shtml. To access the Web cast, participants should visit The Knot Web site at least 15 minutes prior to the conference call in order to download or install any necessary audio software.

    REPLAY INFORMATION

    A replay of the Web cast will also be archived on The Knot Web site approximately 2 hours after the conference call ends for a period of two weeks and will also be available at 800-642-1687 reference
#3861716.

    ABOUT THE KNOT, INC.

    The Knot, Inc. (OTCBB: KNOT.OB; www.theknot.com), the nation's leading wedding resource, provides over one million new members a year with comprehensive wedding planning information, interactive tools and resources, and wedding-related shopping. The Knot has extended its brand to reach every venue engaged couples consult including bookstores, newsstands, nationally distributed cable television programming and the Internet. Its award-winning website, TheKnot.com, is the leading online wedding destination and wedding content provider to America Online, MSN and Comcast.
    The Knot also offers a diverse collection of wedding planning print publications. The Knot produces a national publication, "The Knot Weddings Magazine" and publishes "The Knot Weddings," regional wedding magazines in 16 U.S. markets and "The Knot Real Weddings" magazines in two additional markets. The Company also publishes a wedding planning book trilogy with Broadway Books, a gift book series with Chronicle Books and produces a televised documentary series on The Oxygen Network and a Video On Demand (VOD) service for Comcast Cable.
    The Knot recently launched its newlywed website, TheNest.com, the first online destination for the newly married audience, providing couples in their first two years of marriage with targeted relationship advice, living and entertaining ideas, interactive tools for daily life and a robust community of peers.

    The Knot is based in New York and has several other offices across the country.

    This release may contain projections or other forward-looking statements regarding future events or the future financial performance of The Knot. These statements are only predictions and reflect the current beliefs and expectations of The Knot. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which The Knot bases its expectations may change prior to the end of the quarter. Although these expectations may change, The Knot will not necessarily inform you if they do. The Knot's policy is to provide its expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) The Knot's unproven business model and limited operating history, (ii) The Knot's history of losses, (iii) the significant fluctuation to which The Knot's quarterly revenues and operating results are subject, (iv) the risks and related costs associated with ongoing litigation, (v) the seasonality of the wedding industry and (vi) other factors detailed in documents The Knot files from time to time with the Securities and Exchange Commission, including its recent filings on Forms 10-K and 10-Q. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.


                      The Knot Inc.
               Consolidated Balance Sheets
                     (in thousands)

                                           December 31,  December 31,
                                               2004          2003
                                            ------------- ------------
                                            (Unaudited)   (Audited)
 Assets
 Current assets:
   Cash and cash equivalents               $     23,038  $    22,511
   Accounts receivable, net                       3,152        2,883
   Inventories                                    1,411        1,195
   Deferred production and marketing costs          269          318
   Other current assets                             726          747
                                            ------------- ------------
 Total current assets                            28,596       27,654

 Property and equipment, net                      2,468        2,006

 Intangible assets, net                           8,634        8,734
 Other assets                                       296          313
                                            ------------- ------------
 Total assets                              $     39,994  $    38,707
                                            ============= ============

 Liabilities and stockholders' equity
 Current liabilities:
   Accounts payable and accrued expenses   $      4,181  $     5,790
   Deferred revenue                               5,910        4,891
   Current portion of long-term debt                 43           40
                                            ------------- ------------
 Total current liabilities                       10,134       10,721
 Long term debt                                     153          196
 Other liabilities                                  505          490
                                            ------------- ------------
 Total liabilities                               10,792       11,407

 Stockholders' equity:
   Common stock                                     223          217
   Additional paid-in-capital                    75,154       74,533
   Accumulated deficit                          (46,175 )    (47,450 )
                                            ------------- ------------
 Total stockholders' equity                      29,202       27,300
                                            ------------- ------------
 Total liabilities and stockholders'
  equity                                   $     39,994  $    38,707
                                            ============= ============


                            The Knot Inc.
                Consolidated Statements of Operations
               (in thousands, except per share amounts)

                            Three months ended   Twelve months ended
                               December 31,          December 31,
                          --------------------------------------------
                              2004       2003       2004       2003
                          ---------- ---------- ---------- -----------
                          (Unaudited)(Unaudited)(Unaudited) (Audited)
Net revenues:
Sponsorship and
 advertising                  $5,011     $3,574    $17,624    $12,463
Merchandise                    2,114      2,191     13,064     15,510
Publishing and other           2,940      2,384     10,709      8,724
                          ---------- ---------- ---------- -----------
Total net revenues            10,065      8,149     41,397     36,697

Cost of revenues               2,135      2,089     11,144     11,717
                          ---------- ---------- ---------- -----------

Gross profit                   7,930      6,060     30,253     24,980

Operating expenses:
Product and content
 development                   1,418      1,004      5,161      4,220
Sales and marketing            2,918      2,716     12,068     11,354
General and administrative     3,225      1,887     11,092      7,505
Non-cash compensation              -          -          -         33
Depreciation and
 amortization                    229        193        817        858
                          ---------- ---------- ---------- -----------
Total operating expenses       7,790      5,800     29,138     23,970

Income from operations           140        260      1,115     $1,010

Interest and other income,
 net                             106         39        299        102
                          ---------- ---------- ---------- -----------

Income before income taxes      $246       $299     $1,414     $1,112
                          ========== ========== ========== ===========
Provision for income taxes        61         15        139         50

Net income                      $185       $284     $1,275     $1,062
                          ========== ========== ========== ===========

Basic earnings per share       $0.01      $0.01      $0.06      $0.06
                          ========== ========== ========== ===========
Diluted earnings per share     $0.01      $0.01      $0.05      $0.05
                          ========== ========== ========== ===========

Weighted average number of
 common shares outstanding
  Basic                   22,252,906 20,177,498 22,073,885 18,900,861
                          ========== ========== ========== ===========
  Diluted                 23,780,720 22,016,629 23,650,408 20,308,658
                          ========== ========== ========== ===========


    CONTACT: VMW Corporate & Investor Relations
             Vicki Weiner/Sylvia Dresner, 212-616-6161 info@vmwcom.com